Exhibit 5.1

Sean M. Clayton

T: +1 858 550 6034

sclayton@cooley.com

July 15, 2013

Mirati Therapeutics, Inc.

4660 La Jolla Village Drive, Suite 500

San Diego, CA  92122

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Mirati Therapeutics, Inc., a Delaware corporation (the “Company”), of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission, covering the offering of up to an aggregate of 1,870,639 shares of the Company’s Common Stock, $0.001 par value (the “Shares”), including (i) 473,195 shares (the “Option Plan Shares”) reserved for issuance upon the exercise of options issued under the Amended and Restated Incentive Stock Option Plan (the “Stock Option Plan”), (ii) 1,097,444 shares (the “Incentive Shares”) reserved for issuance pursuant to the Company’s 2013 Equity Incentive Plan (the “2013 EIP”), and (iii) 300,000 shares (the “ESPP Shares”) reserved for issuance pursuant to the Company’s 2013 Employee Stock Purchase Plan (the “ESPP”).

In connection with this opinion, we have examined and relied upon the Registration Statement and related prospectuses, the Company’s Amended and Restated Certificate of Incorporation and Bylaws, the Stock Option Plan, the 2013 EIP, the ESPP and such other documents, records, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.  We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

Our opinion is expressed only with respect to the federal laws of the United States of America and the General Corporation Law of the State of Delaware.  We express no opinion as to whether the laws of any particular jurisdiction other than those identified above are applicable to the subject matter hereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Option Plan Shares, the Incentive Shares and the ESPP Shares, when sold and issued in accordance with the Stock Option Plan, the 2013 EIP and the ESPP, respectively, the Registration Statement and related prospectuses, will be validly issued, fully paid, and nonassessable (except as to Shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

4401 EASTGATE MALL, SAN DIEGO, CA 92121  T: (858) 550-6000  F: (858) 550-6420  WWW.COOLEY.COM

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

Cooley LLP

By:	/s/ Sean M. Clayton
Sean M. Clayton